                                                                    Exhibit 99.6


                             DUTYFREE INTERNATIONAL, INC.

63 Copps Hill Road
Ridgefield CT
06877 USA
(203) 431-6057
Fax:  (203) 438-1356
Fax:  (203) 438-1218
Buyer's Fax: (203) 894-8599
                                  January 6, 1997

CONFIDENTIAL

BAA plc
130 Wilton Road
London SW1V 1LQ

Attention:    Mr. J.M. Barry Gibson


Gentlemen:

    In connection with your consideration of a possible negotiated transaction with Duty Free International, Inc. (the "Company"), you will be requesting certain non-public or confidential information and documents from the Company. As a condition to your being furnished such information and documents, you agree to treat any information and documents relating to the Company (whether prepared by the Company, its advisors or otherwise) which are furnished to you by or on behalf of the Company, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which they are furnished, together with any analyses, compilations and synopses which incorporate or reflect such information and documents (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information and documents which (i) are already in your possession, provided that such information and documents are not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) become generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or (iii) become available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

    You agree that the Evaluation Material will be used solely for the purpose of evaluating a possible negotiated transaction between the Company and you, and that the Evaluation Material will be kept confidential by you and your advisors; provided, however, that (i) any of the

BAA plc
January 6, 1997
Page 2

Evaluation Material may be disclosed to your directors, officers and employees and representatives of your advisors who are actively and directly participating in, and need to know such information for the purpose of, evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and advisors shall be informed by you of the confidential nature of such information and shall be required by you to observe the terms of this letter agreement), and (ii) any disclosure of such information and documents may be made to which the Company consents in writing. You agree to be responsible for any breach of this letter agreement by your directors, officers, employees and advisors.

    In the event you are requested by law or regulation, by any court or governmental authority (by way of a subpoena or otherwise) or by the rules of any stock exchange on which the shares of any company in your group are listed to disclose any Evaluation Material or any other information concerning the Company or such negotiated transaction, you will (to the extent permitted by law) give us prompt notice of such request and cooperate with us in contesting such request (to the extent appropriate) and in attempting to preserve appropriate confidentiality protections for the Evaluation Material or other information that is sought.

    You understand that neither the Company nor Compass Partners International, L.L.C., nor any of their respective officers, directors, partners or employees, have made or make any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that (i) neither the Company nor Compass Partners International, L.L.C., nor any of such other persons, shall have any liability to you or any of your representatives or advisors relating to the Evaluation Material or for any errors therein or omissions therefrom; and (ii) you will be entitled to rely only upon such representations and warranties as are made to you by the Company in any definitive agreement which the Company and you may execute.

    In the event that you do not proceed with a negotiated transaction or upon earlier request, you and your advisors shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

    Until the earliest of (i) the execution by you of a definitive agreement between the Company and you; (ii) an acquisition of the Company by a third party; or (iii) two years from the date of this letter agreement, you agree not to initiate or maintain contact (except for those

BAA plc
January 6, 1997
Page 3

contact made in the ordinary course of business) with any officer, director or employee of the Company or its subsidiaries regarding its business, operations, prospects or finances, except with the express permission of the Company. It is understood that Compass Partners International, L.L.C. will arrange for appropriate contacts for due diligence purposes. It is further understood that all (i) communications regarding a possible transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Compass Partners International, L.L.C. You further agree that for a period of two years from the date hereof, you will not hire any of the employees of the Company or its subsidiaries with whom you have contact during the period of your investigation of the Company.

    You agree that until the expiration of two years from the date of this agreement, you shall not, and you will ensure that your affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) or advisors, and any person acting on behalf of or in concert with you or any of your affiliates or advisors, (provided that no sources of financing shall be deemed to be acting on behalf of or in concert with you or any of your affiliates or advisors), shall not, without the prior written approval of the Company (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or direct or indirect rights to acquire any securities of the Company or any of its subsidiaries, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitations" of "proxies" (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any securities of the Company or any of its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (i) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this paragraph (including this sentence) or (ii) take any action which might require the Company to make a public announcement regarding any of the matters specified in this paragraph. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

    You acknowledge that you are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling

BAA plc
January 6, 1997
Page 4

securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and agree that you will neither use, nor cause any third party to use, any Evaluation Material in contravention of such Act or any such rules and regulations, including Rules 10b-5 and 14e-3.

    You agree that unless and until a definitive agreement between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any written or oral expression with respect to such transaction by the Company or any of its directors, officers, employees, agents, representatives or advisors except, in the case of this letter, for our respective obligations hereunder. For purposes hereof, the term "definitive agreement" does not include any executed letter of intent, heads of agreement or other preliminary agreement, nor does it include any written or oral acceptance of any offer or proposal on your part.

    The Company agrees to disclose the fact that discussions or negotiations are taking place only to such of its officers, employees or advisors as are actually and directly participating in, and need to know such fact for the purposes of, advising or assisting the Company with such discussions or negotiations.

    Without the prior written consent of the other party, neither you nor the Company will, and each of the Company and you will direct its respective directors, officers, employees and advisors not to, disclose to any person either the fact that discussions or negotiations are taking place between the Company and you or any of the terms, conditions or other facts with respect to any possible transaction, including the status thereof. If, however, pursuant to any law or regulation or the requirements of any stock exchange upon which the shares of the Company or of any company in your group is listed, it becomes necessary to make a public announcement or other disclosure of our discussions or negotiations, the text thereof will be mutually reviewed by the Company and you prior to its dissemination.

    You agree that the Company shall be entitled to equitable relief, including injunctive relief, in the event of any breach of the provisions of this letter agreement and that you shall not oppose the granting of such relief. This letter agreement may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

    This letter shall be governed by, and construed in accordance with, the laws of the State of New York. You irrevocably consent to the jurisdiction of the federal and state courts located

BAA plc
January 6, 1997
Page 5

in the City, County and State of New York for the purpose of any suit involving the subject matter of this letter agreement.

    It is understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

    Any assignment of this letter agreement by you without the Company's prior written consent shall be void.

    This letter agreement contains the entire agreement between you and the Company concerning confidentiality of the Evaluation Material. Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                       Very truly yours,

                                       DUTY FREE INTERNATIONAL, INC.

                                       By: /s/ Alfred Carfora
                                          --------------------------------
                                            Alfred Carfora
                                            President and Chief
                                                 Executive Officer

Confirmed and Agreed to:

BAA plc


By: /s/ J.M. Barry Gibson
   ---------------------------
    J.M. Barry Gibson


Date:_________________